EXHIBIT 35.1

SERVICER’S CERTIFICATE OF COMPLIANCE

Re: Assessment of compliance for services provided pursuant to the Servicing Agreement dated March 12, 2002 (as amended) between Westpac Banking Corporation (ABN 33007 457 151) (the “Servicer”) and Westpac Securitisation Management Pty Limited (ABN 73 081 709 211) (the “Trust Manager”), the Series Notice dated May 29, 2007, among the Servicer, the Trust Manager and BNY Trust Company of Australia Limited (formerly J.P. Morgan Trust Australia Limited) (ABN 49 050 294 052) and any other Transaction Document as it relates to the Series 2007-1G WST Trust (collectively, the “Agreements”).

The undersigned hereby certifies that:

1.	I, Trudy Vonhoff, am an authorised officer of the Servicer.

2.	A review of the Servicer’s activities during the period from May 31, 2007 (date of issuance of the Series 2007-1G WST Trust) through September 30, 2007 (the “Reporting Period”), and of its performance under each of the Agreements has been made under my supervision.

3.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under each of the Agreements in all material respects throughout the Reporting Period.

Date: 24th October 2007

/s/ Trudy Vonhoff

Authorized Officer
Westpac Banking Corporation